Exhibit 99.2
Conflicts Committee of the Board of Directors
Williams Pipeline GP LLC
One Williams Center
Tulsa, OK 74172-0172
Dear Members of the Conflicts Committee of the Board of Directors:
     We hereby consent to the inclusion of our opinion letter to you dated May 21, 2010, as Annex B to the Joint Proxy Statement/Prospectus of Williams Partners L.P. (“Williams Partners”) and Williams Pipeline Partners L.P., which forms a part of the Registration Statement on Form S-4 of Williams Partners filed with the Securities and Exchange Commission on June 9, 2010 (the “Registration Statement”), and to the references to our opinion and to our firm in the Registration Statement under the headings: “Questions and Answers,” “Summary,” “Risk Factors” and “The Merger.”
     By giving such consent, we do not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

SIMMONS & COMPANY INTERNATIONAL

By:	/s/ James Baker
James Baker, Managing Director
Houston, Texas
June 9, 2010